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Corporate Bylaws
VOTORANTIM CELULOSE E PAPEL S.A.

CHAPTER I – CORPORATE NAME, REGISTERED OFFICE, DURATION AND PURPOSE -Article 1 – The corporation, VOTORANTIM CELULOSE E PAPEL S.A., constituted as a publicly listed company, shall be governed by these Bylaws and their applicable legal provisions. Article 2 – The Corporation has its registered offices and jurisdiction in the city and state of São Paulo at Alameda Santos, 1,357, 6th floor and is authorized to open branches, places of business and offices in any part of Brazil or overseas. Article 3 – The Corporation shall have an indeterminate term of duration. Article 4 – The Corporation’s purpose is: a) the industry and trading, both of a wholesale and retail nature, of pulp, paper, cardboard and any other byproducts of these materials, whether proprietary or of third parties; b) the trading, both of a wholesale and retail nature, of products used for graphics in general; c) the exploration of all industrial and commercial activities directly or indirectly related with its corporate purpose; d) the importation of goods and merchandize related to its corporate purposes; e) the exportation of proprietarily manufactured products and those of third parties; f) representation for its own account or for third parties; g) the participation in other corporations in Brazil or overseas, irrespective of its form or purpose, as a partner, quotaholder or shareholder; h) the provision of services of administrative, organizational and financial control on behalf of affiliated or third party corporations; i) the management and implementation of forest and reforestation projects, whether of a proprietary nature or for third parties, including the management of all the agricultural activities instrumental in the production, supply and distribution of raw materials for the manufacture of pulp, paper, cardboard and any other byproducts of these materials; and j) the rendering of technical services of a consultancy and advisory nature to its controlled companies and to third parties. CHAPTER II -CAPITAL STOCK AND SHARES - Article 5 – The Capital Stock is R$ 2,478,582,123.76 (two billion, four hundred and seventy-eight million, five hundred and eighty-two thousand, one hundred and twenty-three Reais and seventy-six centavos), comprising 191,613,498 (one hundred and ninety-one million, six hundred and thirteen thousand, four hundred and ninety-eight) shares of which 105,702,452 (one hundred and five million, seven hundred and two thousand and four hundred and fifty-two) common shares and 85,911,046 (eighty-five million, nine hundred and eleven thousand and forty-six) preferred shares, all with no par value. Paragraph 1 – Stock and cash dividends shall be distributed based on the paid-up capital. Paragraph 2 – The common and preferred shares shall be in nominative format and a book entry sub-format. Paragraph 3 – The shares may not be converted from common to preferred and vice-versa. Paragraph 4 – Each common share shall correspond to one vote in decisions taken by the General Shareholders’ Meetings. Paragraph 5 – The shareholders shall have preemptive rights in the subscription of shares to increases in the Capital Stock, respecting the proportion of the same type and class of the shares in relation to those already held. Paragraph 6 – The new shares resulting from any increase in the capital stock shall be posted and credited to the shareholders’ deposit accounts within a maximum term of 60 (sixty) days, as from the of the publication of the Respective General Meeting’s minutes. Paragraph 7 – The issue of founders’ shares is expressly forbidden. Article 6 –The preferred shares shall have the following advantages: a) minimum priority annual, non-cumulative dividend proportional to their type pursuant to Article 29, subsection III, of these Bylaws; b) participation in the Corporation’s profits under equal conditions with the common shares as well as in the distribution of bonus stock, resulting from the capitalization of reserves of any type; c) all the other rights that have been attributed to common shares, however, conditional on the restriction mentioned in Paragraph 1 below of this Article; d) priority in the reimbursement of capital in the event of the Corporation’s liquidation; e) participation on equal terms with the other types of shares, in the distribution of dividends that exceed that referred in letter "a" of this Article; f) a dividend 10% (ten percent) larger than that attributed to the common shares. Paragraph 1 – The preferred shares shall not be entitled to voting rights. Paragraph 2 – The Corporation may issue new classes of preferred shares, or increase the number of already existing preferred share classes, irrespective of the proportion to the remaining preferred shares, conditional on the maximum two-thirds limit of preferred shares in relation to the total number of issued shares. CHAPTER III - MANAGEMENT - Article 7 – The Corporation shall be managed by a Board of Directors and a Board of Executive Officers, with powers and functions attributed to them in law and by these Bylaws. SECTION I – BOARD OF DIRECTORS - Article 8 – The Board of Directors shall be made up of at least 3 (three) and a maximum of 10 (ten) members, all shareholders, elected by the General Meeting, with a term of office of 2 (two) years, beginning on the date of the signature of the deed of investiture transcribed to the appropriate register. Article 9 – All members of the Board of Directors are eligible for reelection, and should this not be the case, shall remain in their positions until the investiture of their substitutes. Article 10 – the Board of Directors shall have a Chairman and may have a Vice-Chairman, appointed by the same General Meeting, which elects the members of the Board, or by a meeting of the Board of Directors itself. Article 11 – The members of the Board of Directors shall be elected by a simple majority vote of the shareholders present at the General Meeting. Article 12 – In the cases of vacancy or permanent impairment of a board member, the substitute member shall be nominated by the remaining members to conclude the term of office begun by the member being replaced. Article 13 – During the absence and temporary impairment of the Chairman, the Vice Chairman shall assume the position, and in the absence of both, the Board shall elect, among its members, those that will act as provisional substitutes. Article 14 – The Board of Directors shall meet routinely, three times a year and extraordinarily, at any time, in accordance with statutory necessities or at its convenience. Sole Paragraph – Members may participate in meetings of the Board of Directors, through electronic, telephonic or audiovisual means. Article 15 – The Board of Directors’ meetings shall be presided by its Chairman or another board member appointed by those present and the minutes recorded by any person indicated by those present. The minutes of the respective meetings shall be transcribed to the minutes register. Article 16 – The quorum for a Board meeting is represented by one half plus one of its members, with resolutions being passed by a simple majority of votes of the members present, it being incumbent on the Chairman or his substitute, besides his own vote, to have the casting vote in the case of a tie. Article 17 – It is incumbent on the Board of Directors to: I – set the Corporation’s general business policy; II –elect, remove from office at any time, and substitute members of the Board of Executive Officers, assigning their respective duties; III – establish criteria for individual distribution of compensation approved by the General Meeting, among its own members and those of the Board of Executive Officers; IV – oversee the activities of the Board of Executive Officers and the Executive Officers; V – convene the general meetings in cases required by law or when it is judged appropriate; VI –approve expansion plans; VII – authorize the distribution of interim dividends as an advance on the annual dividend payout; VIII – approve the payment or crediting of interest on equity to the shareholders; IX – choose and remove the independent auditors; X – set the issue price of the shares for the increase in capital stock by public or private subscription; XI – prepare and present to the Ordinary General Meeting, the annual report of corporate activities, with supporting financial statements legally required in each fiscal year; XII – decide on increases in capital stock within the authorized limit pursuant to Article 33; XIII – modify the proportion between ordinary and preferred shares up to the limit of one third and two thirds respectively; XIV – submit to the General Meeting a proposal for a plan for granting stock options to the Corporation’s officers or employees; XV – authorize the Board of Executive Officers to execute the buy-back of the Corporation’s own shares, maintaining them as treasury stock, for subsequent sale or cancellation; XVI – Decide in advance, and then expressly authorize the Board of Executive Officers to execute the following acts when the value involved exceeds R$ 20,000,000.00 (twenty million Reais): a) disposal or encumbrance of the Corporation’s real estate; b) issue of commercial paper via public offering in Brazil, providing details of: i. value of the issue and its division in series, ii. quantity and par value, iii. conditions of remuneration and monetary restatement, iv. maturity date of the securities, v. collateral, vi. statements showing compliance with the legal limits, vii. place of payment, viii. contracting of services ancillary to the issue. Article 18 – The Board of Directors shall appoint among its number, a member who shall accumulate the functions of Investor Relations Director, with the duties of providing necessary information to the investors, the Stock Exchanges and the Brazilian Securities and Exchange Commission - CVM. SECTION II –BOARD OF EXECUTIVE OFFICERS - Article 19 – The Board of Executive Officers shall be made up of at least 3 (three) and a maximum of 10 (ten) members, shareholders or not, elected by the Board of Directors, with a 1 (one) year term of office, eligible for reelection, being, one President and CEO and the others with no specific designation. Paragraph 1 – The Executive Officers are exempt from pledging or collateralizing shares. Paragraph 2 – The investiture in the position of Executive Officer is effected through the signing of the investiture deed transcribed in the Minutes of the Board of Executive Officers’ minutes register. Paragraph 3 – Terminating the period for which they were elected, the Executive Officers shall continue to exercise their responsibilities until the election and investiture of their elected substitutes. Paragraph 4 - In the case of a vacancy or permanent impairment of an Executive Officer, the Board of Directors shall elect a substitute to conclude the term of office of the officer being replaced. Paragraph 5 – In the absence or temporary impairment of an Officer, the President and CEO shall appoint from among the Executive Officers, one who shall temporarily accumulate the functions of the absent or impaired Officer. Paragraph 6 – The Executive Officers shall receive the compensation that shall be set for each one individually by the Board of Directors. Article 20 - The Board of Executive Officers shall meet when necessary to decide on matters within its powers, established in law or in the Bylaws. Paragraph 1 - The meetings of the Board of Executive Officers shall be presided by the President and CEO. In his/her absence and in the lack of an appointee pursuant to Article 24, the remaining Executive Officers shall immediately elect one of their number to preside at the meeting. Paragraph 2 – The resolutions of the Board of Executive Officers shall be drafted in the minutes and transcribed to the minutes register. Paragraph 3 – The meetings of the Board of Executive Officers shall be called to order with the attendance of at least the majority of its members. Paragraph 4 – The decisions of the Board of Executive Officers shall be taken on a simple majority and in the case of a tie, the President and CEO shall have the casting vote. Paragraph 5 – The decisions of the Board of Executive Officers with respect to the matters cited in Article 21, subsection III, line b, below, must necessarily have the express approval of a member of the Board of Directors, additional to the provisions in Paragraph 4 of this article. Article 21 –It is incumbent on the Board of Executive Officers to: I – exercise the broadest and general management powers within the limits established in law and by these Bylaws; II – practice all legal acts which create, modify or extinguish rights and duties, conditional on the prior authorization of the Board of Directors in relation to the acts enumerated in Article 17, item XVI, the rendering of aval guarantees, sureties and any other personal or real guarantees in favor of third parties unless they are (a) to the benefit of controlled, affiliated or interconnected corporations, or of employees transferred from a unit or of new employees, (b) involve operations arising from agreements signed by the Corporation with financial institutions for financing vendor transactions for the acquisition of pulp and paper manufactured and/or distributed by the Corporation – III – obtain authorization of a Meeting of the Board of Executive Officers prior to : (a) the opening of branches or places of business pursuant to Article 2 of these Bylaws; (b) the signing of any legal agreements which obligate the Corporation or exonerate third party responsibility to the Corporation, the relative values of which are in excess of R$ 20,000,000.00 (twenty million Reais), pursuant to Article 17, subsection XVI of the Corporate Bylaws; (c) the creation of subsidiaries or investments in other corporations except those arising from tax breaks. Article 22 – The active and passive representation of the Corporation to practice any acts as well as to sign any legal agreements up to R$ 20,000,000.00 (twenty million Reais), pursuant to the exclusive powers of the Board of Directors and Board of Executive Officers in these Bylaws shall be executed through the joint signatures of two Executive Officers or one Executive Officer and an attorney-in-fact or additionally, two legally constituted attorneys-in-fact with specific powers. Paragraph 1 – The attorneys-in-fact shall be nominated by special act, signed by two Executive Directors, in which the powers and validity shall be specified and precise, except when granted to professionals for general jurisdictional purposes, with "ad judicia et extra" powers, or to defend the Corporation’s interests in administrative processes. Article 23 – It shall be incumbent on the President and CEO to: a) convene and preside at meetings of the Board of Executive Officers; b)

comply with, and ensure that others comply with these Bylaws, the resolutions of the General Meetings and the resolutions of the Board of Directors and Board of Executive Officers; c) coordinate and supervise the activities of the members of the Board of Executive Officers with the objective of ensuring that the activities of all are compatible with the Corporation’s interests. “Article 24 – The President and CEO shall be substituted in his/her absence or impairment, by another Executive Officer appointed by him/her either in writing or verbally. The substitute shall exercise all the functions of the President and CEO pursuant to these Bylaws. Article 25 – It is incumbent on the Executive Officers to assume the individual responsibility of supervising and controlling the activities inherent to their respective areas besides the functions that shall be attributed to them by the Board of Directors and by the President and CEO. CHAPTER IV –AUDIT COMMITTEE. Article 26 – The Audit Committee shall work on a permanent basis, being made up of 3 (three) to 5 (five) effective members and an equal number of alternates, elected by the General Meeting, and governed by the applicable laws and regulations, by these Bylaws and by the Audit Committee’s Internal Rules. Paragraph 1 – The Audit Committee’s effective members shall have the right to the compensation established by the General Meeting, complying with the legal minimum limit, and may not receive any additional compensation from the Corporation, from a corporation controlled by it or affiliated to it, unless this additional compensation arose from, or is related to, services rendered to the Corporation prior to election, or does not compromise the exercising of the Audit Committee member function; Paragraph 2 – Only those persons complying with the legal requirements and regulatory norms are eligible to become members of the Audit Committee; Paragraph 3 – During the vacancy of the position of any member on the Audit Committee, the respective alternate shall carry out the absent member’s duties. Paragraph 4 – The members of the Audit Committee shall exercise their functions based on the duties of loyalty, diligence and information provided in the law and the regulatory norms; Paragraph 5 – In addition to the legal attributes, it is incumbent on the Audit Committee to: (a) Recommend to the Board of Directors, the election and removal of the Corporation’s independent auditors; (b) Evaluate the independent auditors and the internal audit department of the Corporation; (c) Opine on the financial reports published by the Corporation; (d) Opine on the policy for managing and controlling risks of the Corporation; (e) Opine on the disputes between the management of the Corporation and its independent auditors with respect to the statements and financial reports of the Corporation; (f) Opine on the Corporation’s compliance with the legal and/or regulatory obligations, related to financial and accounting matters; (g) Issue an opinion on complaints and allegations made to the Corporation, suggesting remedial action. Paragraph 6 - The Audit Committee may, in order to exercise its functions, arrange meetings with the management, the internal audit department and the Corporation’s independent auditors, as well as hire external consultants and establish the latter’s fees, of a reasonable amount, to be paid by the Corporation, subject to prior approval. Paragraph 7 – The working of the Audit Committee shall be regulated by its Internal Rules approved at a meeting by the said Audit Committee and these shall be filed at the Corporation’s registered offices. CHAPTER V – GENERAL MEETINGS - Article 27 – The General Shareholders’ Meeting, convened and installed according to law and these Bylaws, is the supreme body for deciding on all corporate business and making the resolutions it judges to be advisable. The first convening notice shall give 15 (fifteen) days advance notice and the second one, 8 (eight) days advance notice. Paragraph 1 - The General Meeting shall convene ordinarily once a year, in the first four months after the end of the fiscal year, to decide on matters set forth in Article 132 of Law 6,404/76. Paragraph 2 – The General Meeting may convene on an extraordinary basis at any time, through a convening notice by the President and CEO, and, in the cases provided for in the law, through the convening by the shareholders or by the Audit Committee. Paragraph 3 – The General Meeting shall be presided by a president and the minutes recorded by a secretary chosen by the those shareholders present and enjoying voting rights. Paragraph 4 – The attorneys-in-fact and shareholders representatives may participate in the General Meetings conditional on delivering their respective powers-of-attorney and representative deeds to the Corporation’s registered offices at least three business days in advance of the plenary meetings. CHAPTER VI – FISCAL YEAR, FINANCIAL STATEMENTS AND PROFITS -Article 28 – The fiscal year shall begin on January 1 and conclude on December 31 of each year, on which date the corresponding financial statements shall be raised pursuant to the legal requirements. Sole Paragraph – The Corporation may raise interim balance sheets at any period during the fiscal year, and these may then be used as a basis on which the Board of Directors shall approve interim dividends pursuant to provisions in the Bylaws. Article 29 – Management shall propose to the Ordinary General Meeting the allocation of the net income for the fiscal year, distributing this obligatorily and successively as follows: I - 5% (five per cent) for the constitution of the legal reserve that shall not exceed 20% (twenty percent) of the capital stock; II – the amount corresponding to the constitution of contingency reserves; III - 25% (twenty-five per cent), at least, shall be distributed as payment of the mandatory annual dividend to shareholders, calculated pursuant to Article 202 of Law 6,404/76; IV – the remaining balance shall be distributed in accordance with the decision of the General Meeting, as provided in law. Sole Paragraph – The payment of dividends shall be effected within a maximum of 60 (sixty) days as from the date the General Meeting or the Board of Directors’ meeting approves the payment. Article 30 – At the discretion of the Board of Directors, payment or crediting to the shareholders of interest on equity may be made, up to the limit permitted in law pursuant to Article 9 of Law 9,249 of December 26 1995. This amount shall be attributed to the value of the mandatory dividends aforementioned in item III of Article 29 in accordance with the pertinent legislation. CHAPTER VII –SHAREHOLDERS’ AGREEMENT – Article 31 – The shareholders’ agreements, with respect to matters alluded to in Article 118, of Law 6,404 of December 15 1976, as well as any other matters, shall be complied with by the Corporation, once these have been filed at the corporate registered offices. Sole Paragraph – The obligations or encumbrances resulting from these agreements shall be extensive to third parties after annotation in the appropriate registers of the Financial Institution appointed by the Corporation. CHAPTER VIII - LIQUIDATION - Article 32 - The Corporation shall be liquidated in the events provided for in law, whereupon, it shall be incumbent on the General Meeting to determine the form of liquidation, electing the liquidators and the members of the Audit Committee, which shall operate on a mandatory basis during the liquidation period.

CHAPTER IX – TEMPORARY PROVISIONS - Article 33 – The Corporation, by convening of the Board of Directors or due to the conversion of debentures into nominative common and preferred shares, is authorized, irrespective of changes in the Bylaws, to increase the number of common and preferred shares representing the capital stock up to the limit of 140,000,000 (one hundred and forty million) of common shares and 280,000,000 (two hundred and eighty million) of preferred shares, all with no par value. The Board of Directors may, at its discretion, change the existing proportion between common and preferred shares, up to the limit of one third and two thirds, respectively. Sole Paragraph - The Board of Directors may, pursuant to Article 172 of Law 6,404/76 and Article 33 above, authorize the issue of common and preferred shares, without voting rights, or debentures convertible into common shares and preferred shares without voting rights, with the exclusion or reduction of the term for preemptive subscription rights for existing shareholders, contingent on the issue being made through a stock market sale or public subscription, or by an exchange for shares, in a public offering for acquisition of a controlling stake, as provided in Law.